SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

Check the appropriate box:

[_]           Preliminary Information Statement

[_]           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]           Definitive Information Statement

ASSETMARK FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box)

[X]           No fee required.

[_]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)           Title of each class of securities to which transaction applies:
________________________________________________________________________

2)           Aggregate number of securities to which transaction applies:

________________________________________________________________________

3)   Per unit price or other underlying value of transaction computed  pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________

4)           Proposed maximum aggregate value of transaction:
________________________________________________________________________

5)           Total fee paid:
________________________________________________________________________

[_]           Fee paid previously with preliminary materials.

[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

________________________________________________________________________

2)           Form, Schedule or Registration Statement No.:

________________________________________________________________________

3)           Filing Party:

________________________________________________________________________

4)           Date Filed:

________________________________________________________________________

AssetMark Funds
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

March 3, 2011

Dear AssetMark Small/Mid Cap Value Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the AssetMark Small/Mid Cap Value Fund (the “Fund”).

As you know, Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”), as investment advisor to AssetMark Funds (the “Trust”), identifies, hires and monitors leading asset managers to serve as sub-advisors for the various AssetMark Funds.  Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), GFWM is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from fund shareholders, provided that the Board of Trustees of the Trust approves the arrangement.  The attached document provides information required by the Exemptive Order and SEC rules regarding the execution of a new sub-advisory agreement in connection with a change in ownership of a subadvisor to the Fund.

On December 6, 2010, the Board of Trustees of the Trust approved a new sub-advisory agreement with Integrity Asset Management, LLC (“Integrity”), contingent upon the acquisition of Integrity by Munder Capital Management and its parent company Munder Capital Holdings, LLC (collectively “Munder”), a registered investment advisor based in Birmingham, Michigan (the “Transaction”).  In connection with the Transaction, which closed on December 31, 2010, the sub-advisory agreement that was then in effect between Integrity and GFWM with respect to the Fund was terminated.

The new sub-advisory agreement with Integrity is now in effect and the same portfolio managers have continued to manage Integrity’s allocated portion of the Fund’s portfolio without an interruption or reduction in the level of service provided.

I encourage you to read the attached information statement, which contains information about the new sub-advisory agreement.

Sincerely,

Carrie E. Hansen
President, AssetMark Funds

AssetMark Funds
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of AssetMark Funds (the “Trust”) to inform shareholders about a recent change involving the investment management of the AssetMark Small/Mid Cap Value Fund (the “Fund”).  The Board of Trustees of the Trust (the “Board” or the “Trustees”), on behalf of the Fund, approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between Integrity Asset Management, LLC (“Integrity”) and Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”), contingent upon the acquisition of Integrity by Munder Capital Management and its parent company Munder Capital Holdings, LLC (collectively “Munder”), a registered investment advisor based in Birmingham, Michigan (the “Transaction”).  In connection with the Transaction, which closed on December 31, 2010, the sub-advisory agreement that was then in effect between Integrity and the Advisor with respect to the Fund was terminated.

The New Sub-Advisory Agreement with Integrity is now in effect with respect to the Fund, and the same portfolio managers have continued to manage Integrity’s allocated portion of the Fund’s portfolio without an interruption or reduction in the level of service provided.  The New Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), issued to the Advisor and the Trust on May 6, 2002 (the “Exemptive Order”).  This Statement is being mailed on or about March 7, 2011 to shareholders of record of the Fund as of December 31, 2010.  The Fund will pay certain costs associated with preparing and distributing this Statement to its shareholders.  We are not asking you for a proxy and you are requested not to send us a proxy.

INTRODUCTION

GFWM is the investment advisor for each series of the Trust, including the Fund.

Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund.  However, the Advisor has obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to oversee the sub-advisors and recommend the hiring, termination and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”) approved the New Sub-Advisory Agreement.

The Trust and the Advisor must comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that within ninety days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes.  This Statement provides such notice of the changes and presents details regarding the New Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Fund.  The Advisor is a subsidiary of Genworth Financial, Inc. (“Genworth”), a publicly traded company located at 6620 West Broad Street, Richmond, Virginia 23230.  The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.  GFWM provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $19.2 billion in investor assets as of December 31, 2010, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement, dated October 20, 2006, between the Trust and the Advisor (the “Advisory Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the series of the Trust.  In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board.  The Advisor continuously reviews, oversees and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends sub-advisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisors comply with the Fund’s investment objective, policies and restrictions.

For providing these services to the Fund, the Trust pays the Advisor advisory fees at the annual rate of 1.00% of the Fund’s assets.  The Trust and the Advisor have entered into a Fee Waiver Agreement, designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase.  Under the Fee Waiver Agreement, the Advisor has contractually agreed with the Trust, at least through July 31, 2011, to:  (1) waive 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $6 billion, and an additional 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $12 billion; and (2) when Trust assets exceed $2.5 billion, to waive portions of its advisory fee to the extent necessary to ensure that the net fee payable by the Fund to the Advisor does not exceed certain stated target maximum amounts, after taking into account negotiated fees paid to sub-advisors. The Fee Waiver Agreement is designed to pass on certain savings in the underlying sub-advisory fee arrangements over time.  In addition, the Advisor has agreed to waive a portion of its investment advisory fee, or to make payments to limit Fund expenses, so that the Fund’s total expense ratio does not exceed 1.59% through July 31, 2011.  After July 31, 2011, these fee waivers may be discontinued by the Advisor at any time.  After giving effect to the fee waivers, the Fund paid the Advisor advisory fees equal to $521,755 for the fiscal year ended March 31, 2010.  For the fiscal year ended March 31, 2010, the Fund’s total expense ratio was below the maximum of 1.59%, and, as a result, the Advisor did not waive a portion of its investment advisory fees or make payments to limit Fund expenses.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Ronald D. Cordes serves as Trustee and Chairperson of the Trust, and as Principal of the Advisor; Carrie E. Hansen serves as President of the Trust, and as Senior Vice President and Chief Operations Officer of the Advisor; Starr Frohlich serves as Vice President and Treasurer of the Trust, and as Director of Fund Administration of the Advisor; Deborah Djeu serves as Vice President, Chief Compliance Officer and AML Compliance Officer of the Trust, and is an employee of the Advisor; and Chris Villas-Chernak serves as Secretary and Deputy Chief Compliance Officer of the Trust, and is an employee of the Advisor.  The address of these individuals is 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967.

Integrity Asset Management, LLC

Integrity is located at 401 West Main St., Suite 2100, Louisville, Kentucky 40202.  Integrity is an SEC-registered investment advisor and a wholly owned subsidiary of Munder.

On March 14, 2008, the Trustees (including the Independent Trustees) approved the Advisor’s selection of Integrity to act as a sub-advisor to the Fund, and approved the related sub-advisory agreement between Integrity and the Advisor (the “Previous Sub-Advisory Agreement”).  Integrity began sub-advising the Fund on April 14, 2008.  The continuance of the Previous Sub-Advisory Agreement was last approved at the Board meeting on May 27, 2010 (the “May 2010 Meeting”). Integrity has always been independent of the Advisor, and discharged its responsibilities subject to the oversight and supervision of the Advisor.  At a meeting held on December 6, 2010 (the “December Meeting”), the Board approved the New Sub-Advisory Agreement with Integrity, contingent upon the acquisition of Integrity by Munder.  In connection with the Transaction, which closed on December 31, 2010, the Previous Sub-Advisory Agreement that was then in effect was terminated.  The New Sub-Advisory Agreement with Integrity is now in effect and the same portfolio managers have continued to manage Integrity’s allocated portion of the Fund’s portfolio without an interruption or reduction in the level of service provided.

Integrity is compensated out of the fees the Advisor receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the approval of the New Sub-Advisory Agreement.  The fees paid by the Advisor to Integrity depend upon the fee rates negotiated by the Advisor and the percentage of the Fund’s assets allocated to Integrity by GFWM, and remain unchanged by the New Sub-Advisory Agreement.

The name and principal occupation of the principal executive officers and directors of Integrity are listed below.  The address of each principal executive officer, as it relates to the person’s position with Integrity, is 401 West Main St., Suite 2100, Louisville, Kentucky 40202.

Name	Principal Occupation
Daniel G. Bandi, CFA	Chief Investment Officer, Value Equities & Principal
Daniel J. DeMonica, CFA	Senior Portfolio Manager & Principal
Adam I. Friedman	Senior Portfolio Manager & Principal
Joe A. Gilbert, CFA	Portfolio Manager
William H. McNett, CFA	Senior Portfolio Manager & Principal
Mirsat Nikovic, CFA	Senior Equity Analyst
J. Bryan Tinsley, CFA	Portfolio Manager

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the December Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the New Sub-Advisory Agreement are similar in all material respects to the terms of the Previous Sub-Advisory Agreement.  Each agreement provides that Integrity, subject to the oversight of the Advisor and the Board, is responsible for managing the investment of its allocated portion of the Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objective and policies of the Fund as reflected in its current prospectus and statement of additional information, and as may be adopted from time to time by the Board.

The New Sub-Advisory Agreement provides for Integrity to be compensated based on the average daily net assets allocated to Integrity.  Integrity is compensated from the fees that the Advisor receives from the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor or (ii) Integrity, on not less than 30 days’ nor more than 60 days’ written notice to the Advisor and the Trust.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, or negligence of its obligations and duties thereunder, the Integrity will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Fund.

Board Approval of the New Sub-Advisory Agreement

At the December Meeting, GFWM recommended that the Board approve the New Sub-Advisory Agreement pursuant to which Integrity would continue to serve as a sub-advisor for the Fund.  The Advisor recommended that Integrity continue to serve as a sub-advisor for the Fund because, among other factors:  (1) the Integrity personnel responsible for managing Integrity’s allocated portion of the Fund’s portfolio would continue to serve in their respective capacities following the Transaction; (2) the terms of the New Sub-Advisory Agreement were similar, in all material respects other than the date, to the Previous Sub-Advisory Agreement; (3) the Transaction is not expected to have a material effect on the nature, extent or quality of the services provided by Integrity to the Fund; and (4) Integrity’s historical investment performance with respect to its management of the Fund has been satisfactory.

The Board considered that the Transaction would result in the assignment of the Previous Sub-Advisory Agreement between Integrity and the Advisor, on behalf of the Fund, under the 1940 Act.  Because of the anticipated assignment and the termination of the Previous Sub-Advisory Agreement upon the closing of the Transaction, the Trustees, and by a separate vote, the Independent Trustees, approved the New Sub-Advisory Agreement between the Advisor and Integrity, which became effective following the Transaction.

At the December Meeting, the Board reviewed a copy of the New Sub-Advisory Agreement.  The Board considered that the New Sub-Advisory Agreement provided for the same range of services and fees as the Previous Sub-Advisory Agreement, and, most importantly, that the New Sub-Advisory Agreement was similar in all material respects to the Previous Sub-Advisory Agreement, except for the date.  Additionally, given that the fee provided under the New Sub-Advisory Agreement was identical to the fee under the Previous Sub-Advisory Agreement, the Board’s prior deliberations at the May 2010 Meeting, when the continuance of the Previous Sub-Advisory Agreement was last approved, remained relevant.

In connection with the Board’s consideration of the continuation of the Previous Sub-Advisory Agreement at the May 2010 Meeting, the Board considered information relating to:  (i) the nature, extent and quality of the services that Integrity provided to the Fund; (ii) Integrity’s reputation, investment management business, personnel and operations; (iii) Integrity’s brokerage and trading policies and practices; (iv) the level of sub-advisory fees charged by Integrity and a comparison of those fees to:  (a) Integrity’s fee schedule for comparable accounts, and (b) the fees paid by certain other registered investment companies (or their investment advisors) having investment objectives similar to that of the Fund; (v) Integrity’s compliance program; (vi) Integrity’s performance returns managing the Fund, and such performance comparisons to a relevant index; and (vii) Integrity’s financial condition.  The Board also considered and analyzed other information and factors that the Board deemed relevant with respect to Integrity, including:  Integrity’s management style; the qualifications and experience of the persons responsible for the day-to-day management of the Fund; and Integrity’s staffing levels and overall resources.

At the May 2010 Meeting, the Board considered the nature, quality and extent of the services provided by Integrity to the Fund.  The Board considered the specific investment process employed by Integrity in managing the assets of the Fund allocated to Integrity, the qualifications of Integrity’s investment management team with regard to implementing the Fund’s investment mandate, and Integrity’s performance record as compared to the relevant benchmark.  The Board considered Integrity’s infrastructure and whether Integrity appeared to support its investment strategy adequately.  The Board also considered the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services provided by Integrity.  The Board determined that the Fund would continue to benefit from the quality and experience of Integrity’s portfolio managers.

Based on its consideration and review of the foregoing factors, the Board concluded that the nature, extent and quality of the sub-advisory services provided by Integrity under the Previous Sub-Advisory Agreement, as well as Integrity’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, policies and strategies.

The Board considered Integrity’s investment performance with respect to its management of its allocated portion of the Fund’s portfolio since 2006, as well as its management of pooled investment products similar to the Fund, as a factor in considering the continuation of the Previous Integrity Sub-Advisory Agreement at the May 2010 Meeting.  The Board also compared this historical performance to a relevant benchmark, and concluded that the historical performance record for Integrity, viewed together with the other factors considered by the Board, supported a decision to approve the continuation of the Previous Integrity Sub-Advisory Agreement.

At the May 2010 Meeting, the Board considered the services rendered by Integrity and evaluated the compensation to be paid to Integrity by the Advisor.  The Board also considered comparisons of the fees to be paid to Integrity by the Advisor with the fees charged by Integrity to its other clients.  The Board noted that the fee schedule of Integrity included a breakpoint that would reduce Integrity’s fees as assets in the Fund increased.  The Trustees also considered any other benefits, such as soft dollar arrangements, that Integrity may receive as a result of its relationship with the Fund.  Based on their discussion, the Board concluded that, in light of the quality and extent of the services to be provided, the fees to be paid to Integrity with respect to the assets to be allocated to Integrity appeared to be within a reasonable range.

Based on these factors, the determination of the Advisor at the conclusion of its due diligence process, and such other matters as were deemed relevant, the Board, at the May 2010 Meeting, concluded that the fee rate was reasonable in relation to the services provided to the Fund by Integrity.  As a result, the Board approved the continuation of the Previous Integrity Sub-Advisory Agreement at the May 2010 Meeting.

At the December Meeting, the Board considered its analysis at the May 2010 Meeting.  In addition, the Board considered Integrity’s recent investment performance in managing the Fund as an important factor in evaluating the New Sub-Advisory Agreement.  The Board compared this performance to a relevant benchmark.  The Board concluded that the performance record for Integrity in managing the Fund supported a decision to approve the New Sub-Advisory Agreement.

After consideration of the foregoing factors and such other matters as were deemed relevant, including the Board’s deliberations at the May 2010 Meeting, and with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded at the December Meeting that the approval of the New Sub-Advisory Agreement was in the best interest of the Fund, and approved the New Sub-Advisory Agreement with respect to the Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator.

Principal Distribution Arrangements

Capital Brokerage Corporation, located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230, an affiliate of the Advisor, acts as the distributor (the “Distributor”) of the Trust’s shares pursuant to a Distribution Agreement with the Trust.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2010, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of December 31, 2010, the Fund had 3,958,873 outstanding shares, and net assets of $42,597,478.  The direct and indirect owners of more than 5% of the outstanding shares of the Fund as of December 31, 2010 are listed below:

Name and Address	Shares	% Ownership	Type of Ownership

Pershing LLC Attn: Mutual Funds P.O. Box 2052 Jersey City, NJ 07303	1,842,532	47%	Record
TD Ameritrade Inc. FBO its clients P.O. Box 2226 Omaha, NE 68103	1,352,517	34%	Record
Genworth Financial Trust Company FBO GFWM and its clients 3200 North Central Avenue Phoenix, AZ 85012	553,768	14%	Record

SHAREHOLDER REPORTS

Additional information about the Fund is available in the Trust’s annual and semi-annual reports to shareholders.  In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  The Trust’s most recent annual report for the period ended March 31, 2010 and most recent semi-annual report for the period ended September 30, 2010 have been sent to shareholders.  A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the Trust, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).